As filed with the Securities and Exchange Commission on January 24, 2002

Registration No. 333-71630

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Pre-Effective Amendment
No. 3 to

FORM S-3

Registration Statement
Under
The Securities Act of 1933

KB HOME

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	10990 WILSHIRE BOULEVARD LOS ANGELES, CA 90024 (310) 231-4000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	95-3666267 (I.R.S. Employer Identification No.)

Kimberly N. King
Director, Corporate Legal Affairs
KB HOME
10990 Wilshire Boulevard
Los Angeles, CA 90024
(310) 231-4000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Michael J. O’Sullivan Munger, Tolles & Olson LLP 355 South Grand Avenue, 35th Floor Los Angeles, California 90071 (213) 683-9100	Eric S. Haueter Sidley Austin Brown & Wood LLP 555 California Street San Francisco, California 94104 (415) 772-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the Registrant in light of market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement also relates to $50,000,000 aggregate initial offering price of securities registered under a registration statement (333-41549) previously filed by the registrant.

Subject to Completion, Dated January 24, 2002

PROSPECTUS

$750,000,000

Debt Securities
Preferred Stock
Common Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units
Depositary Shares

     KB Home will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement to this prospectus carefully before you invest.

     The common stock of KB Home is listed on the New York Stock Exchange under the symbol “KBH.” Any common stock issued pursuant to a prospectus supplement will be listed, subject to notice of issuance, on the New York Stock Exchange.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is •, 2002.

[SIDE LEGEND:] The information in this prospectus is not complete and may be changed. We may not sell the securities described in this prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Forward-Looking Statements
About this Prospectus
Where You Can Find More Information
Description of KB Home
Use of Proceeds
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends
Description of Debt Securities
Description of Capital Stock
Description of Warrants
Description of Depositary Shares
Description of the Stock Purchase Contracts and Stock Purchase Units
Plan of Distribution
Legal Matters
Experts
Exhibit 23.1

     We have not authorized anyone to provide you with any information other than the information incorporated by reference or provided in this prospectus or any prospectus supplement. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated or deemed to be incorporated by reference in this prospectus is accurate as of any date other than the date of that document.

Forward-Looking Statements

     You are cautioned that certain statements contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including any statements concerning future financial performance, business and prospects of KB Home and future KB Home actions and their expected results. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to:

•	the continued impact of recent terrorist activities and the U.S. response to these activities,

•	accelerating recessionary trends and other adverse changes in general economic conditions,

•	material prices,

•	labor costs,

•	interest rates,

•	uncertainties associated with California’s electricity supply problems,

•	the secondary market for loans,

•	consumer confidence,

•	competition,

•	currency exchange rates (insofar as they affect KB Home’s operations in France),

•	environmental factors,

•	government regulations affecting KB Home’s operations,

•	the availability and cost of land in desirable areas,

•	unanticipated violations of KB Home policy,

•	unanticipated legal proceedings, and

•	conditions in the capital, credit and homebuilding markets.

     See KB Home’s Annual Report on Form 10-K for the year ended November 30, 2000, KB Home’s Quarterly Reports on Form 10-Q for the quarters ended February 28, 2001, May 31, 2001 and August 31, 2001, KB Home’s Current Report on Form 8-K dated January 23, 2002 and KB Home’s other filings with the Securities and Exchange Commission, or SEC, for a further discussion of these and other risks and uncertainties applicable to KB Home’s business.

About this Prospectus

     This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate initial offering price of $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being sold in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described immediately below under the heading “Where You Can Find More Information”.

     Any statements in this prospectus or in any accompanying prospectus supplement concerning the provisions of any document are not complete. In each instance, reference is made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

Where You Can Find More Information

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms:

Public Reference Room	Northeast Regional Office	Midwest Regional Office
450 Fifth Street, N.W	233 Broadway	Citicorp Center
Room 1024	New York, New York 10007	500 West Madison Street
Washington, D.C. 20549		Suite 1400
Chicago, Illinois 60661-2511

Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Our common stock is listed on the New York Stock Exchange. Our reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to “incorporate by reference” the information contained in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until we sell all the securities covered by this prospectus, other than portions of these documents that are either (a) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (b) furnished under Item 9 of a Current Report on Form 8-K. As a result, the Current Report on Form 8-K we filed on January 18, 2001 is not incorporated by reference in this prospectus. We also specifically incorporate by reference the following documents, which we have already filed with the SEC:

     (1)  Our Annual Report on Form 10-K for the year ended November 30, 2000; and

     (2)  Our Quarterly Reports on Form 10-Q for the quarters ended February 28, 2001, May 31, 2001 and August 31, 2001; and

     (3)  Our Current Reports on Form 8-K dated February 2, 2001, February 7, 2001 and January 23, 2002.

     Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus or in the applicable prospectus supplement modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

     We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors will find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by writing to us at our principal executive offices at the following address: KB Home, 10990 Wilshire Boulevard, Los Angeles, CA 90024, Attention: Investor Relations. Our telephone number is (310) 231-4000.

Description of KB Home

     KB Home is one of the largest builders of single-family homes in the United States based on the number of homes delivered. We have domestic operations in six western states and Florida and, through a majority-owned subsidiary, international operations in France. Founded in 1957, KB Home builds innovatively designed homes which cater primarily to first-time and first move-up homebuyers, generally in medium-sized developments close to major metropolitan areas. Kaufman & Broad S.A., KB Home’s majority-owned subsidiary, is one the largest homebuilders in France based on the number of homes delivered. KB Home provides mortgage banking services to domestic homebuyers through its wholly owned subsidiary, Kaufman and Broad Mortgage Company.

Use of Proceeds

     Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the development of new residential properties and commercial projects, the repayment of debt and possible land or corporate acquisitions. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

Ratios of Earnings to Fixed Charges and
Earnings to Combined Fixed Charges and Preferred Stock Dividends

     The following table sets forth KB Home’s ratio of earnings to fixed charges and KB Home’s ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated:

Nine Months Ended
	August 31,		Years Ended November 30,

	2001	2000	2000	1999	1998	1997	1996

(Unaudited)
Ratio of earnings to fixed charges	2.66x	2.69x	3.00x	2.92x	2.94x	2.44x	—
Ratio of earnings to combined fixed charges and preferred stock dividends	2.66x	2.69x	3.00x	2.92x	2.94x	2.44x	—

     We compute earnings by adding fixed charges (except capitalized interest and the effect of preferred stock dividends) and amortization of previously capitalized interest to pretax earnings (excluding undistributed earnings of unconsolidated joint ventures). We compute fixed charges by adding interest expense and capitalized interest and the portion of rental expense we consider to be interest. Beginning July 7, 1998, our fixed charges have also included distributions on mandatorily redeemable preferred securities. On August 16, 2001, all of the mandatorily redeemable preferred securities were retired. Beginning April 1, 1996, our fixed charges included the effect of preferred stock dividends on our Series B Mandatory Conversion Premium Dividend Preferred Stock. On April 1, 1996, all shares of our Series B Mandatory Conversion Premium Dividend Preferred Stock were mandatorily converted to shares of common stock.

     In computing the ratios appearing above, we exclude from our interest expense interest incurred by our wholly owned limited purpose financing subsidiaries on their outstanding collateralized mortgage obligations. If we included interest on those collateralized mortgage obligations,

•	earnings for the year ended November 30, 1996 would have been inadequate to cover fixed charges by $97.8 million, while the ratio of earnings to fixed charges for the nine months ended August 31, 2001 and 2000 and the years ended November 30, 2000, 1999, 1998 and 1997 would have been 2.64x, 2.65x, 2.96x, 2.84x, 2.78x and 2.29x, respectively, and

•	earnings for the year ended November 30, 1996 would have been inadequate to cover combined fixed charges and preferred stock dividends by $105.5 million, while the ratio of earnings to combined fixed charges and preferred stock dividends for the nine months ended August 31, 2001 and 2000 and the years ended November 30, 2000, 1999, 1998 and 1997 would have been 2.64x, 2.65x, 2.96x, 2.84x, 2.78x and 2.29x, respectively.

     Our earnings for the year ended November 30, 1996 were inadequate to cover fixed charges by $97.8 million due to a $170.8 million pretax noncash charge for impairment of long-lived assets we recorded in the second quarter of fiscal 1996. For the same reason, our earnings for the year ended November 30, 1996 were inadequate to cover combined fixed charges and preferred stock dividends by $105.5 million.

     As noted in the preceding paragraph, the amount of earnings used in the calculation of the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the year ended November 30, 1996 reflects a $170.8 million pretax noncash charge for impairment of long-lived assets we recorded in the second quarter of fiscal 1996. If we excluded the noncash charge for impairment of long-lived assets, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the year ended November 30, 1996 would have been 1.96x and 1.78x, respectively. If we excluded the noncash charge for impairment of long-lived assets but included interest on the collateralized mortgage obligations of our limited purpose financing subsidiaries, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.87x and 1.71x, respectively, for the year ended November 30, 1996.

     The amount of earnings we used in the calculation of the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the year ended November 30, 1999 reflects an $18.2 million pretax secondary marketing trading loss we recorded in the third quarter of fiscal 1999. If we excluded the secondary marketing trading loss, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends each would have been 3.08x for the year ended November 30, 1999. If we excluded the secondary market trading loss but included interest on the collateralized mortgage obligations of our limited purpose financing subsidiaries, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends each would have been 2.99x for the year ended November 30, 1999.

     The amount of earnings used in the calculation of the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the nine months ended August 31, 2000 and the year ended November 30, 2000 includes a $39.6 million gain on the issuance in France of common stock by Kaufman & Broad S.A., a majority owned subsidiary, recorded in the first quarter of fiscal 2000. We sometimes refer to this stock issuance as the “French IPO”. If the French IPO gain were excluded, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 2.29x for the nine months ended August 31, 2000 and 2.71x for the year ended November 30, 2000. If we excluded the French IPO gain but included interest on the collateralized mortgage obligations of our limited purpose financing subsidiaries, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 2.27x for the nine months ended August 31, 2000 and 2.68x for the year ended November 30, 2000.

Description of Debt Securities

     The debt securities will be either our senior, senior subordinated or subordinated debt securities. The senior debt securities will be issued under a senior indenture dated as of October 14, 1997 between us and SunTrust Bank, Atlanta, as trustee. The senior subordinated debt securities will be issued under a senior subordinated indenture dated as of November 19, 1996 between us and SunTrust Bank, Atlanta, as trustee. The subordinated debt securities will be issued under a subordinated indenture with the trustee named in the prospectus supplement relating to an issue of our subordinated debt securities. Throughout this section, we will refer either to the indentures, which includes the senior indenture, the senior subordinated indenture and the subordinated indenture, or individually to each separate indenture where appropriate.

     The following summary of some of the terms of our debt securities and the indentures sets forth certain general terms that might apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities. To the extent that any particular terms of the debt securities or an indenture described in a prospectus supplement differ from any of the terms described below, then the applicable terms described below will be deemed to have been superseded by that prospectus supplement.

     Copies of the forms of indentures and the forms of certificates evidencing the debt securities have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which are or will be incorporated by reference in this prospectus. You may obtain copies of these documents as described above under “Where You Can Find More Information,” and we urge you to read these documents before you invest in the debt securities. The following is a summary of selected provisions of the indentures and the debt securities. This summary is not complete and is subject to and qualified in its entirety by reference to all of the provisions of the indentures and the certificates evidencing the debt securities, which are incorporated by reference in this prospectus. Some capitalized terms used in the following summary and not defined have the meanings given to those terms in the applicable indentures. Section references below are to the sections in the applicable indentures.

     In this section, references to “KB Home”, “we”, “our” and “us” mean KB Home excluding, unless the context otherwise requires or we otherwise expressly state, our subsidiaries.

General

     None of the indentures limits the amounts of debt securities we may issue under that indenture.

     The debt securities will be our unsecured senior, unsecured senior subordinated or unsecured subordinated obligations. We are a holding company and conduct our operations through consolidated and unconsolidated subsidiaries. All of our operating assets are owned by our subsidiaries, effectively subordinating the debt securities to all existing and future liabilities (including trade payables) of our subsidiaries. Therefore, our rights and the rights of our creditors, including holders of debt securities, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary, in which case our claims would still be effectively subordinate to any third party liens on the assets of that subsidiary and would be subordinate to any liabilities of the subsidiary senior to those held by us. In addition, dividends, loans and advances from subsidiaries to us may be subject to contractual, statutory or regulatory restrictions, depend upon the results of operations of our subsidiaries and are subject to various business considerations.

     The indentures provide that debt securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or foreign currencies or units based on or relating to foreign currencies. Special United States federal income tax considerations applicable to any debt securities so denominated will be described in the relevant prospectus supplement.

     The prospectus supplement for each series of offered debt securities will specify the following terms of the debt securities, if applicable:

•	the title of the debt securities of the applicable series and whether those debt securities will be senior, senior subordinated or subordinated;

•	the aggregate principal amount of the debt securities of that series;

•	the purchase price and denomination of the debt securities of that series;

•	the date or dates on which the principal of the debt securities of that series will be payable;

•	the interest rate or rates, if any, which the debt securities of that series will bear, or the method by which such rate will be determined;

•	the date from which interest, if any, will accrue, the interest payment dates and the regular record dates for the debt securities of that series;

•	any optional or mandatory redemption or repayment provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities of that series;

•	the terms, if any, on which the debt securities of that series may be converted into or exchanged for stock or other securities of KB Home or other entities;

•	whether the debt securities of that series will be issued as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

•	any special U.S. federal income tax considerations applicable to the debt securities of that series, including provisions for original issue discount securities, if offered; and

•	any other specific terms of the debt securities of that series.

     Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. If we issue these securities, the applicable prospectus supplement will describe any special U.S. federal income tax considerations relevant to these securities.

Exchange, Registration and Transfer

     Registered debt securities may be transferred and debt securities in registered or bearer form may be exchanged at the office or agency which we maintain for these purposes. No service charge will be payable upon the transfer or exchange, but we may require payment of an amount sufficient to cover any applicable tax or governmental charge. Debt securities in bearer form and related coupons, if any, will be transferable upon delivery.

     In the case of debt securities of any series that are redeemable at our option, we will not be required to exchange or register a transfer of:

•	any debt securities of that series for a period 15 days before the first mailing of a notice of redemption of the debt securities of that series, or

•	any debt securities of that series selected for redemption except, in the case of debt securities to be redeemed in part, the portion not to be redeemed.

(Section 2.8 of the indentures)

Payment and Paying Agent

     We will pay principal of and premium, if any, and interest, if any, on registered debt securities in the designated currency or currency unit at the office or agency maintained by us for that purpose. Payment of interest on registered debt securities may be made, at our option, by wire transfer or by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Interest payable on coupons pertaining to debt securities in bearer form will be paid only upon presentation and surrender of those coupons. (Sections 3.1 and 3.2 of the indentures)

     If any amount payable on any debt security or coupon remains unclaimed at the end of two years after the amount became due and payable, the trustee or paying agent will release any unclaimed amounts to us and the holder of that debt security or coupon, as the case may be, unless otherwise required by certain laws, shall look only to us for any payment they may be entitled to collect. (Section 10.4 of the indentures)

Global Securities

     The debt securities of any series may be issued in book-entry form and represented by one or more global debt securities. Unless we specify otherwise in a prospectus supplement, the depositary for the global debt securities will be The Depository Trust Company, New York, New York. We sometimes refer to The Depository Trust Company as “DTC.” The global debt securities will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Unless and until it is exchanged for individual certificates evidencing debt securities under the limited circumstances described below or under any additional circumstances that may be described in the applicable prospectus supplement, a global debt security may not be transferred except as a whole by the depositary to its nominee or by a nominee to the depositary or another nominee of the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

     DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

     DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, which may include underwriters, agents or dealers participating in the distribution of the debt securities, commercial banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for those debt securities on DTC’s records. The ownership interest of the actual purchaser of a debt security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of debt securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased debt securities. Transfers of ownership interests in global certificates are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global debt securities except under the limited circumstances described below or in such other circumstances as may be described in the applicable prospectus supplement.

     To facilitate subsequent transfers, all global debt securities deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

     Redemption notices will be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC will determine the amount of the interest of each direct participant in the debt securities of that series to be redeemed in accordance with DTC’s procedures.

     In any case where a vote may be required with respect to any debt securities, neither DTC nor Cede & Co. will give consents for or vote the global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts those debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

     Principal and any premium and interest payments on debt securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and any premium and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

     Except under the limited circumstances described below or under any additional circumstances that may be described in a prospectus supplement, purchasers of book-entry debt securities in any offering will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its direct and indirect participants to exercise any rights under the debt securities and the applicable indenture.

     The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in debt securities.

     DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time. Neither we nor any trustee will have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

     As noted above, beneficial owners of interests in global debt securities generally will not receive certificates representing their ownership interests in the debt securities. However, if

•	the depositary for the debt securities of any series notifies us that it is unwilling or unable to continue as a depositary for those debt securities, or if the depositary for those debt securities ceases to be a clearing agency registered under the Securities Exchange Act or any other applicable statute or regulation, and a successor depositary is not appointed by us within 90 days of the notification to us or of our becoming aware of the depositary’s ceasing to be so registered, as the case may be,

•	we determine, in our sole discretion, not to have the debt securities of that series represented by one or more global certificates, or

•	an event of default under the indenture has occurred and is continuing with respect to the debt securities of that series,

we will prepare and deliver certificates for the debt securities of that series in exchange for beneficial interests in the global debt securities. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global debt securities.

Senior Debt

     Our senior debt securities will be unsecured and will rank equally in right of payment with all of our other unsecured and unsubordinated debt.

Senior Subordinated Debt

     Our senior subordinated debt securities will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner provided in the senior subordinated indenture, to all of our existing and future “senior indebtedness,” including the senior debt securities. The senior subordinated indenture defines “senior indebtedness” to mean the principal of (and premium, if any) and unpaid interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to Title 11 of the United States Code, or any similar Federal or state law for the relief of debtors, whether or not the payment of such interest is permitted by law) or accrued original issue discount on and other amounts due on or in connection with any Debt, as defined below, incurred, assumed or guaranteed by KB Home whether outstanding on the date of the senior subordinated indenture or thereafter incurred, assumed or guaranteed and all renewals, extensions and refundings of any such Debt; provided, however, that the following will not constitute senior indebtedness:

•	any Debt as to which, in the instrument creating the same or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such Debt is subordinate in right of payment to all other Debt of KB Home not expressly subordinated to such Debt;

•	any Debt which by its terms refers explicitly to the senior subordinated debt securities and states that such Debt shall not be senior in right of payment to the senior subordinated debt securities;

•	any Debt of KB Home in respect of the senior subordinated debt securities;

•	any Debt of KB Home to any direct or indirect subsidiary of KB Home;

•	any Debt of KB Home to any joint venture or partnership, which joint venture or partnership is required, under generally accepted accounting principles, to be consolidated in KB Home’s consolidated financial statements; and

•	any Debt of KB Home which by its terms ranks pari passu with or subordinate to the senior subordinated debt securities.

(Senior subordinated indenture; Section 13.1).

     As defined in the senior subordinated indenture, “Debt” means, with respect to any person at any date, without duplication:

•	all obligations of such person for borrowed money,

•	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

•	all obligations of such person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto),

•	all obligations of such person to pay the deferred purchase price of property or services, except “trade payables,” which are defined to include accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed by such person in the ordinary course of business in connection with the obtaining of materials or services,

•	all obligations of such person as lessee under “capital leases,” which are defined to include any lease of property the liability under which, in accordance with generally accepted accounting principles, is required to be capitalized on such person’s balance sheet or for which the amount of the liability thereunder is required to be disclosed in a note to such balance sheet,

•	all Debt of others for the payment of which such person is responsible or liable as obligor or guarantor, and

•	all Debt of others secured by a lien on any asset of such person, whether or not such Debt is assumed by such person.

(Senior subordinated indenture; Section 1.1).

     The senior subordinated indenture provides that KB Home may not issue any Debt which is subordinated by the terms of the instrument creating that Debt in right of payment to any of other Debt of KB Home and which is not expressly by the terms of the instrument creating that Debt made pari passu with, or subordinate and junior in right of payment to, the senior subordinated debt securities. (Senior subordinated indenture; Section 3.7)

     The senior subordinated indenture provides that, upon any distribution of our assets in the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection with that case or proceeding, relative to us or our creditors, as such, or to our assets, or

•	any liquidation, dissolution or other winding up of us, whether voluntary or involuntary, or

•	any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities,

then and in that event:

•	holders of our senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness, or provision will be made for that payment in cash, before holders of senior subordinated debt securities are entitled to receive any payment on account of the principal of or premium, if any, or interest, if any, on or any other amount owing in respect of the senior subordinated debt securities; and

•	any payment or distribution of our assets, of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which holders of senior subordinated debt securities would be entitled but for the subordination provisions in the senior subordinated indenture will, subject to limited exceptions, be paid directly to the holders of senior indebtedness or their representatives to the extent necessary to pay in full all senior indebtedness.

     In the event that, notwithstanding the provisions described in the preceding paragraph, the trustee under the senior subordinated indenture or the holder of any senior subordinated debt securities receives any payment or distribution of our assets, subject to limited exceptions, before all senior indebtedness is paid in full or payment of all senior indebtedness provided for, that payment or distribution will be held in trust for the benefit of and paid over or delivered to the holders of the senior indebtedness or their representative to the extent necessary to pay all senior indebtedness in full.

     Our consolidation with or our merger into another corporation or our liquidation or dissolution following the conveyance or transfer of all or substantially all of our assets to another person upon the terms and conditions described below under “Merger, Consolidation, Sale, Lease or Conveyance” will not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of KB Home for the purposes of the subordination provisions described above if the successor or transferee corporation shall, as a part of that transaction, comply with the conditions described under “Merger, Consolidation, Sale, Lease or Conveyance”.

     As a result of these subordination provisions, our creditors who hold neither our senior subordinated debt securities nor our senior indebtedness may recover less, ratably, than holders of our senior indebtedness and may recover more, ratably, than the holders of our senior subordinated debt securities.

     If payment of our senior subordinated debt securities is accelerated because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration. We may not pay or acquire the senior subordinated debt securities until 135 days have passed after that acceleration occurs and may thereafter pay or acquire the senior subordinated debt securities only if we are permitted to do so under the subordination provisions of our senior subordinated indenture. (Senior subordinated indenture; Section 13.3)

     We may not make any payment of the principal of or premium, if any, or interest, if any, on or any other amount owing in respect of the senior subordinated debt securities and we may not acquire any senior subordinated debt securities for cash or property if:

•	a default on senior indebtedness occurs and is continuing that permits holders of that senior indebtedness to accelerate its maturity, and

•	unless that default relates to a failure by us to make any payment in respect of that senior indebtedness when due or within any applicable grace period (a “Payment Default”), that default is either the subject of judicial proceedings or we receive notice of the default. If we receive notice of the default, then a similar notice received within nine months after the original notice relating to the same default on the same issue of senior indebtedness will not be effective for purposes of the provisions described in this paragraph.

We may resume making payments on the senior subordinated debt securities and may acquire senior subordinated debt securities if and when:

•	(1) 135 days pass after, in the case of a Payment Default, the later of the date that payment was due and the expiration of any applicable grace period for that payment or, in the case of any other such default, the date the related judicial proceedings commence or that notice of the default is given to us, as the case may be, and (2) the senior indebtedness in respect of which the default exists has not been declared due and payable in its entirety within that 135 day period or, if declared due and payable, that declaration has been rescinded, waived or annulled; or

•	the default with respect to the applicable senior indebtedness is cured or waived,

and, in any case described above, the subordination provisions of the senior subordinated indenture otherwise permit the payment or acquisition of senior subordinated debt securities at that time.

     In the event that, notwithstanding the provisions described in the two immediately preceding paragraphs, we make any payment to the trustee for or the holders of senior subordinated debt securities that is prohibited by those provisions, then that payment will be held in trust for the benefit of and be paid over or delivered to the holders of the senior indebtedness or their representatives. (Senior subordinated indenture; Section 13.4)

     If this prospectus is being delivered in connection with a series of senior subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in this prospectus will indicate the approximate amount of senior indebtedness outstanding as of a recent date.

Subordinated Debt

     Our subordinated debt securities will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner provided in the subordinated indenture, to all of our existing and future “senior indebtedness,” including the senior debt securities and the senior subordinated debt securities. The subordinated indenture defines “senior indebtedness” to mean the principal of (and premium, if any) and unpaid interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to Title 11 of the United States Code, or any similar Federal or state law for the relief of debtors, whether or not the payment of such interest is permitted by law) or accrued original issue discount on and other amounts due on or in connection with any Debt, as defined below, incurred, assumed or guaranteed by KB Home whether outstanding on the date of the subordinated indenture or thereafter incurred, assumed or guaranteed and all renewals, extensions and refundings of any such Debt; provided, however, that the following will not constitute senior indebtedness:

•	any Debt as to which, in the instrument creating the same or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such Debt is subordinate in right of payment to all other Debt of KB Home not expressly subordinated to such Debt;

•	any Debt which by its terms refers explicitly to the subordinated debt securities and states that such Debt shall not be senior in right of payment to the subordinated debt securities;

•	any Debt of KB Home in respect of the subordinated debt securities;

•	any Debt of KB Home to any direct or indirect subsidiary of KB Home;

•	any Debt of KB Home to any joint venture or partnership, which joint venture or partnership is required, under generally accepted accounting principles, to be consolidated in KB Home’s consolidated financial statements; and

•	any Debt of KB Home which by its terms ranks pari passu with or subordinate to the subordinated debt securities.

(Subordinated indenture; Section 13.1).

     The term “Debt,” as defined in the subordinated indenture, has the same meaning as that term is defined in the senior subordinated indenture and as discussed above under “—Senior Subordinated Debt.”

     The subordinated indenture provides that, upon any distribution of our assets in the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection with that case or proceeding, relative to us or our creditors, as such, or to our assets, or

•	any liquidation, dissolution or other winding up of us, whether voluntary or involuntary, or

•	any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities,

then and in that event:

•	holders of our senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness, or provision will be made for that payment in cash, before holders of subordinated debt securities are entitled to receive any payment on account of the principal of or premium, if any, or interest, if any, on or any other amount owing in respect of the subordinated debt securities; and

•	any payment or distribution of our assets, of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which holders of subordinated debt securities would be entitled but for the subordination provisions in the subordinated indenture will, subject to limited exceptions, be paid directly to the holders of senior indebtedness or their representatives to the extent necessary to pay in full all senior indebtedness.

     In the event that, notwithstanding the provisions described in the preceding paragraph, the trustee under the subordinated indenture or the holder of any subordinated debt securities receives any payment or distribution of our assets, subject to limited exceptions, before all senior indebtedness is paid in full or payment of all senior indebtedness is provided for, that payment or distribution will be held in trust for the benefit of and paid over or delivered to the holders of the senior indebtedness or their representative to the extent necessary to pay all senior indebtedness in full.

     Our consolidation with or our merger into another corporation or our liquidation or dissolution following the conveyance or transfer of all or substantially all of our assets to another person upon the terms and conditions described below under “Merger, Consolidation, Sale, Lease or Conveyance” will not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of KB Home for the purposes of the subordination provisions described above if the successor or transferee corporation shall, as a part of that transaction, comply with the conditions described under “Merger, Consolidation, Sale, Lease or Conveyance”.

     As a result of these subordination provisions, our creditors who hold neither our subordinated debt securities nor our senior indebtedness may recover less, ratably, than holders of our senior indebtedness and may recover more, ratably, than the holders of our subordinated debt securities.

     If payment of our subordinated debt securities is accelerated because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration. We may not pay or acquire the subordinated debt securities until 135 days have passed after that acceleration occurs and may thereafter pay or acquire the subordinated debt securities only if we are permitted to do so under the subordination provisions of our subordinated indenture. (Subordinated indenture; Section 13.3)

     We may not make any payment of the principal of or premium, if any, or interest, if any, on or any other amount owing in respect of the subordinated debt securities and we may not acquire any subordinated debt securities for cash or property if:

•	a default on senior indebtedness occurs and is continuing that permits holders of that senior indebtedness to accelerate its maturity, and

•	unless that default relates to a failure by us to make any payment in respect of that senior indebtedness when due or within any applicable grace period (a “Payment Default”), that default is either the subject of judicial proceedings or we receive notice of the default. If we receive notice of the default, then a similar notice received within nine months after the original notice relating to the same default on the same issue of senior indebtedness will not be effective for purposes of the provisions described in this paragraph.

We may resume making payments on the subordinated debt securities and may acquire subordinated debt securities if and when:

•	(1) 135 days pass after, in the case of a Payment Default, the later of the date that payment was due and the expiration of any applicable grace period for that payment or, in the case of any other such default, the date the related judicial proceedings commence or that notice of the default is given to us, as the case may be, and (2) the senior indebtedness in respect of which the default exists has not been declared due and payable in its entirety within that 135 day period or, if declared due and payable, that declaration has been rescinded, waived or annulled; or

•	the default with respect to the applicable senior indebtedness is cured or waived,

and, in any case described above, the subordination provisions of the subordinated indenture otherwise permit the payment or acquisition of subordinated debt securities at that time.

     In the event that, notwithstanding the provisions described in the two immediately preceding paragraphs, we make any payment to the trustee for or the holders of subordinated debt securities that is prohibited by those provisions, then that payment will be held in trust for the benefit of and be paid over or delivered to the holders of the senior indebtedness or their representatives. (Subordinated indenture; Section 13.4)

     If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in this prospectus will indicate the approximate amount of senior indebtedness outstanding as of a recent date.

Merger, Consolidation, Sale, Lease or Conveyance

     Under each indenture, we may not merge or consolidate with or into any other person or sell, lease or convey all or substantially all of our assets to any other person, unless:

•	we are the continuing corporation; or

•	the successor corporation or the person that acquires by sale, lease or conveyance all or substantially all of our assets is a corporation organized and existing under the laws of the United States or a State thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the debt securities issued under that indenture and the due and punctual performance of all of our covenants in that indenture and those debt securities.

In either case, immediately afterwards we or our successor, as the case may be, must not be in default in the performance of any covenant in the applicable indenture or the debt securities issued under that indenture. (Indentures; Section 9.1)

     In the event of any sale or conveyance, other than a lease, described in the preceding paragraph, the predecessor corporation will be discharged from all obligations and covenants under the applicable indenture and the debt securities issued under that indenture and may be liquidated or dissolved.

Events of Default

     Each indenture defines an “event of default” in connection with any series of debt securities issued under that indenture as one or more of the following events which has occurred and is continuing:

(a)	we fail to pay any installment of interest when due on any of debt securities of that series for 30 days after it is due;

(b)	we fail to pay all or any part of the principal of any of the debt securities of that series when due either at maturity, upon redemption, by declaration or otherwise;

(c)	we fail to pay any sinking fund installment when the same becomes due by the terms of the debt securities of that series;

(d)	we fail to observe or perform any of our other covenants or agreements in the debt securities of that series or that indenture, other than a covenant which has expressly been included in that indenture solely for the benefit of one or more other series of debt securities, and that failure continues for 60 days after we receive written notice from the trustee under that indenture or from the holders of at least 25% in aggregate principal amount of the debt securities of all series outstanding under that indenture affected by that failure;

(e)	we or a court take certain actions relating to our bankruptcy, insolvency or reorganization; or

(f)	any other event of default provided in a supplemental indenture, board resolution or officers’ certificate establishing the terms of that series of debt securities or in the form of the debt securities of that series.

(Indentures; Section 5.1)

     Except as may otherwise be provided in a prospectus supplement with respect to any series of debt securities, if an event of default described in clause (a), (b), (c), (d) or (f) above (if the event of default under clause (d) or (f), as the case may be, is with respect to less than all series of debt securities outstanding under the applicable indenture) occurs and is continuing, either the applicable trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series (such series voting as a separate class) may declare the entire principal of and accrued interest, if any, on all debt securities of such series to be due and payable immediately. Except as may otherwise be provided in a prospectus supplement with respect to any series of debt securities, if an event of default described in clause (d) or (f) above (if the event of default under clause (d) or (f), as the case may be, is with respect to all series of debt securities outstanding under the applicable indenture) or clause (e) above occurs and is continuing, either the applicable trustee or the holders of not less than 25% in aggregate principal amount of all debt securities outstanding under the applicable indenture (treated as one class) may declare the entire principal of and accrued interest, if any, on all debt securities outstanding under that indenture to be due and payable immediately. (Indentures; Section 5.1)

     Each indenture provides that if, at any time after the principal of the debt securities of any series outstanding under that indenture (or of all the debt securities outstanding under that indenture, as the case may be) has been declared due and payable and before any judgment or decree for the payment of monies due has been obtained or entered,

•	we pay or deposit with the applicable trustee a sum sufficient to pay all matured installments of interest, if any, on all the debt securities of such series (or on all such debt securities, as the case may be) and the principal of all debt securities of such series (or of all such debt securities, as the case may be) which have become due otherwise than by acceleration and an amount sufficient to pay other expenses specified in the indenture, and

•	all events of default under that indenture with respect to the debt securities of such series (or with respect to all such debt securities, as the case may be), other than nonpayment of principal of debt securities which has become due by acceleration, have been cured, waived or remedied, the holders of a majority in aggregate principal amount of all debt securities of such series, each series voting as a separate class (or of all such debt securities, as the case may be, voting as a single class) then outstanding may waive all defaults with respect to such series (or with respect to all such debt securities, as the case may be) and rescind and annul that declaration and its consequences. (Indentures; Section 5.1)

     Each indenture provides that, prior to the declaration of the acceleration of the debt securities any series outstanding under that indenture,

•	the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of such series (voting as a separate class) may waive any past default or event of default described in clause (d) or (f) of the first paragraph under this caption “Events of Default” that relates to such series of debt securities but to less than all series of debt securities then outstanding under that indenture, and

•	the holders of not less than a majority in aggregate principal amount of all of the debt securities then outstanding under that indenture (voting as a single class) may waive any past default or Event of Default described in clause (d) or (f) of the first paragraph under this caption “Events of Default” that relates to all series of debt securities then outstanding under that indenture or described in clause (e) of the first paragraph under this caption “Event of Default”, in such case except a default in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each debt security affected. (Indentures; Section 5.10)

     Subject to the provisions of each indenture requiring the applicable trustee, during the continuance of an event of default under that indenture, to act with the requisite standard of care, no trustee is under any obligation to exercise any of the powers vested in it by the applicable indenture at the request or direction of the holders of the debt securities (including the enforcement of any lien) unless those holders have offered the trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred by the trustee. (Indentures; Section 6.2) If any requested security or indemnity is provided, the holders of a majority in principal amount of:

•	the debt securities of all series affected issued under the applicable indenture, with all of those series voting as a single class; or

•	if provided with respect to the debt securities of any series issued under that indenture, the debt securities of any series affected, with each of those series voting as a separate class,

will have the right, subject to limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee by the applicable indenture. (Indentures; Section 5.9)

     No holder of debt securities of any series issued under any indenture may institute any action against us under that indenture unless:

•	the holder previously gave the trustee written notice that a default has occurred and is continuing;

•	the holders of not less than 25% in principal amount of the debt securities of that series have made a written request to the trustee to institute the action and offered the trustee reasonable indemnity; and

•	the Trustee has not instituted the action within 60 days of the notice, request and offer of indemnity and has not received any direction inconsistent with the written request from the holders of a majority in principal amount of the debt securities of each affected series.

(Indentures; Sections 5.6 and 5.9)

     Notwithstanding any other provisions in any indenture, the right of any holder of debt securities to receive payment of the principal of and premium, if any, and interest, if any, on those debt securities on or after the respective due dates and to institute suit for the enforcement of those payments on or after those dates may not be impaired or affected without the consent of that holder. (Indentures; Section 5.7)

     Each indenture requires the trustee, within 90 days after the occurrence of a default with respect to the debt securities of any series outstanding under that indenture, to give notice of all uncured defaults with respect to that series known to the trustee to all holders of debt securities of that series. However, except in the case of a default in the payment of principal of or premium, if any, or interest, if any on any debt securities of that series or in the payment of any sinking fund installment on that series, the trustee may withhold that notice if its board of directors, its executive committee or a trust committee of directors, trustees or specified officers in good faith determines that withholding the notice is in the interests of the holders of the debt securities of that series. As used in this paragraph, the term “default” means any event or condition which is, or with notice or lapse of time or both would be, an event of default. (Indentures; Section 5.11)

     Each indenture requires us each year to deliver to the trustee a certificate as to our compliance with our covenants and conditions under the indenture. (Indentures; Section 3.5)

Defeasance and Discharge

     We can discharge or defease our obligations under each indenture as described below. (Indentures; Section 10)

     We can discharge our obligations under any indenture with respect to the debt securities of any series (other than some specified obligations) if:

•	we have, subject to exceptions, paid the principal of and interest, if any, on the debt securities of that series as and when the same became due and payable, or

•	we have, subject to exceptions, delivered to the trustee for cancellation all debt securities of that series, or

•	all debt securities of that series not delivered to the applicable trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we deposit with the trustee cash and/or, solely in the case of the senior subordinated indenture, direct obligations of the United States of America, backed by its full faith and credit, maturing as to principal and interest at such times and in such amounts as will insure the availability of cash sufficient to pay the principal of and premium, if any, and interest, if any, on and any mandatory sinking fund payments with respect to the debt securities of that series when due.

     Each indenture also provides that we will be deemed to have paid and discharged the entire indebtedness on all debt securities of any series on the 91st day after the deposit referred to in the first bullet point below, at which time the provisions of that indenture with respect to the debt securities of that series (other than some specified obligations) will no longer be in effect. We refer to this as “defeasance”. Each indenture also permits us to be released from our obligations under the covenant described above under “Merger, Consolidation, Sale, Lease or Conveyance” with respect to the debt securities of any series and any other covenants identified in the applicable prospectus supplement that are applicable to that series and omit to comply with those covenants without creating an event of default with respect to the debt securities of that series. We refer to this as “covenant defeasance”. In order to effect defeasance or covenant defeasance, we must:

•	deposit with the trustee cash and/or direct obligations of the United States of America, backed by its full faith and credit, maturing as to principal and interest at such times and in such amounts as will insure the availability of cash sufficient to pay the principal of and premium, if any, and interest, if any, on and any mandatory sinking fund payments with respect to the debt securities of that series when due;

•	deliver to the applicable trustee an opinion of counsel that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of our action and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if we had not taken that action;

•	if the action is taken under the senior subordinated indenture or subordinated indenture, no event or condition exists that, pursuant to the subordination provisions in that indenture, prevents us from making payments on the debt securities of that series on the date we make the deposit or at any time during the period ending on the 91st day after the deposit date; and

•	satisfy other specified conditions.

     If we exercise our rights to discharge our obligations under an indenture with respect to any series of debt securities as described in the second preceding paragraph or to defease any series of debt securities as described in the immediately preceding paragraph, then the holders of the debt securities of that series will not be entitled to accelerate those debt securities upon an occurrence of an event of default. If we effect covenant defeasance with respect to the debt securities of any series as described in the immediately preceding paragraph and those debt securities are declared due and payable because of the occurrence of an event of default other than an event of default with respect to any covenant as to which there has been covenant defeasance, the amount of monies and/or U.S. government obligations deposited with the applicable trustee may not be sufficient to pay amounts due on those debt securities at the time of any acceleration resulting from that event of default. However, we will remain liable to make payment of those amounts due upon acceleration.

Modification of the Indentures

     Together with the trustee, we may enter into supplemental indentures for any of the following purposes without the consent of the holders of debt securities:

•	to secure any debt securities;

•	to evidence the assumption by a successor corporation of our obligations;

•	to add covenants for the protection of the holders of debt securities or events of default;

•	to cure any ambiguity or correct any defect or inconsistency or make other changes or provisions as we deem necessary or desirable, provided that no such action adversely affects the interests of the holders of the debt securities under the applicable indenture;

•	to establish the forms or terms of debt securities of any series;

•	to evidence the acceptance of appointment by a successor trustee; or

•	to change or eliminate any other provisions of the relevant indenture so long as the change or elimination does not apply to any then existing series of debt securities which is entitled to the benefits of that provision or modify the rights of the holder of any such debt security with respect to the provision.

(Indentures; Section 8.1)

     Each indenture also permits us, with the consent of the trustee and the holders of at least a majority in principal amount of the outstanding debt securities of all series affected, voting as one class, to enter into supplemental indentures in order to add any provisions to or to change or eliminate any provisions of the indenture or to modify the rights of the holders of debt securities of each such series, except for the following changes, eliminations and modifications, each of which requires the consent of the holders of each debt security so affected:

•	extend the final maturity of any debt security;

•	reduce the principal amount of any debt security;

•	reduce the rate of interest or extend the time of payment of interest on any debt security;

•	reduce any amount payable on redemption or repurchase of any debt security;

•	make the principal of or interest on any debt security (including any amount in respect of original issue discount) payable in any coin or currency other than that provided in the debt securities;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•	modify the percentage of holders required to waive any default or rescind and annul any acceleration;

•	impair the right of any holder to institute suit for any payment on any debt security when due; or

•	reduce the percentage of debt securities of any series needed for consent to any such supplemental indenture.

(Indentures; Section 8.2)

     In addition, we may not amend our senior subordinated and subordinated indentures to alter the subordination of any outstanding debt securities issued under those indentures without first obtaining the written consent of each holder of senior indebtedness then outstanding that would be adversely affected by the amendment. (Indentures; Section 8.6)

Applicable Law

     The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York. (Indentures; Section 11.8)

Description of Capital Stock

     We are authorized to issue (i) 100,000,000 shares of common stock, of which 52,046,464 shares were outstanding as of January 22, 2002 (of which 8,136,371 shares were held by our Grantor Stock Ownership Trust), (ii) 25,000,000 shares of special common stock, none of which is outstanding, and (iii) 10,000,000 shares of preferred stock, none of which is outstanding. However, we have reserved 1,600,000 shares of our Series A Participating Cumulative Preferred Stock, which we sometimes refer to as the “rights preferred stock”, for issuance under our shareholder rights plan as described below. At January 22, 2002, our common stock was held by 1,215 holders of record.

     The following summarizes certain provisions of our certificate of incorporation and shareholder rights plan. These summaries are not complete and are subject to, and are qualified in their entirety by reference to, our certificate of incorporation and shareholder rights plan. We have filed copies of these documents with the SEC and have incorporated them by reference as exhibits to the registration statement of which this prospectus is a part. You should read these documents, which may be obtained as described above under “Where You Can Find More Information”.

Common Stock and Special Common Stock

     Voting. Our common stock and special common stock generally have identical rights, except holders of common stock are entitled to one vote per share while holders of our special common stock are entitled to one-tenth of a vote per share on all matters to be voted on by stockholders. Holders of common stock and special common stock are not entitled to cumulate their votes in the election of directors. Generally all matters to be voted on by stockholders must be approved by a majority of the combined voting power of the outstanding shares of common stock and special common stock, voting together as a single class, subject to any voting rights of holders of any outstanding preferred stock. Any amendments to our certificate of incorporation generally must be approved by a majority of the combined voting power of all shares of common stock and special common stock, voting together as a single class. However, the following amendments to our certificate of incorporation require additional or different voting:

•	an amendment that adversely affects the rights of the common stock or special common stock must be approved by a majority of the votes entitled to be cast by holders of the affected class, voting as a separate class, in addition to the approval of a majority of the votes entitled to be cast by the holders of the common stock and special common stock voting together as a single class;

•	an amendment that modifies the classified board of directors provisions contained in our certificate of incorporation must be approved by 80% of the combined voting power of all shares of our outstanding capital stock, including common stock, special common stock and preferred stock; and

•	an amendment that modifies the “fair price” provisions contained in our certificate of incorporation must be approved by 80% of the combined voting power of all shares of our outstanding voting stock excluding voting stock held by a “related person” (discussed below under “Additional Provisions of Our Certificate of Incorporation”) and its “affiliates” and “associates” (as those terms are defined in our certificate of incorporation).

     Preemptive Rights; Conversion. Our common stock and special common stock have no preemptive rights, and neither provides for redemption. Our common stock is not convertible into any other securities. If we make a tender or exchange offer for shares of our common stock or if another person makes a tender offer for our common stock, each share of special common stock will be convertible at the option of the holder into one share of common stock solely to enable those shares of common stock to be tendered pursuant to that offer. Each share of special common stock converted into common stock and not purchased pursuant to that offer will be automatically reconverted into one share of special common stock. All our outstanding shares of common stock are fully paid and nonassessable and shares of our special common stock, if issued, will be fully paid and nonassessable.

     Dividends. Subject to any prior dividend rights of our outstanding preferred stock, if any, holders of our common stock and special common stock may receive dividends and distributions from funds legally available for dividends in the discretion of our board of directors. Holders of common stock and special common stock will share equally in all dividends and distributions on a per share basis. If we pay dividends or other distributions in capital stock other than preferred stock (including stock splits), only shares of common stock will be distributed with respect to common stock and only shares of special common stock will be distributed with respect to special common stock, in each case in an amount per share equal to the amount per share distributed with respect to the common stock or the special common stock, as the case may be. If we combine or reclassify our common stock or special common stock, the shares of each such class will be combined or reclassified so as to retain the proportionate interest of each class after giving effect to the combination or reclassification.

     Distributions on Liquidation. The common stock and special common stock are entitled to share pro rata in any distribution upon our liquidation, dissolution or winding up, after payment or provision for our liabilities and after giving effect to any liquidation preference of any preferred stock.

     Reorganization, Consolidation or Merger. If we reorganize, consolidate or merge, each holder of a share of common stock will receive the same kind and amount of property that a holder of a share of special common stock receives, and each holder of a share of special common stock will receive the same kind and amount of property receivable by a holder of common stock.

Preferred Stock

     We are authorized to issue preferred stock in one or more series with the designations, rights, preferences and limitations determined by our board of directors, including the consideration to be received for the preferred stock, the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, mandatory retirement provisions, conversion rights and voting rights, all without any stockholder approval.

     If we issue preferred stock with voting rights, it could make it more difficult for a third party to acquire control of KB Home and could adversely affect the rights of holders of common stock and special common stock. Preferred stockholders typically are entitled to satisfaction in full of specified dividend and liquidation rights before any payment of dividends or distribution of assets on liquidation can be made to holders of common stock or special common stock. Also, any voting rights granted to our preferred stock may dilute the voting rights of our common stock and special common stock. Under some circumstances, control of KB Home would shift from the holders of common stock to the holders of preferred stock with voting rights. Certain fundamental matters requiring stockholder approval (such as mergers, sale of assets, and certain amendments to our certificate of incorporation) may require approval by the separate vote of the holders of preferred stock in addition to any required vote of the common stock and special common stock.

Shareholder Rights Plan

     On February 4, 1999 our board of directors declared a dividend of one preferred stock purchase right for each share of our common stock. Throughout this discussion of our shareholder rights plan, subsequent references to our “common stock” mean our common stock and our special common stock, collectively, unless otherwise expressly stated or the context otherwise requires. The holder of a right may purchase one one-hundredth (1/100th) of a share of our rights preferred stock at an exercise price of $135.00. The terms of the rights are set forth in a rights agreement between KB Home and Mellon Investor Services, L.L.C., as rights agent. These rights replace the preferred stock purchase rights we issued in 1989 under our previous rights agreement.

     The rights will be evidenced by certificates of our common stock until the “distribution date,” which will be the earlier to occur of:

•	10 days following a public announcement that a person or group (referred to in this section as an “acquiring person”) has acquired beneficial ownership of common stock entitled to 15% or more of the aggregate votes entitled to be cast by all outstanding shares of common stock; or

•	10 business days following the commencement of a tender offer or exchange offer the consummation of which would result in a person or group becoming an acquiring person.

     Until the distribution date or, if earlier, the redemption or expiration of the rights:

•	the rights will be transferred only with the common stock;

•	common stock certificates will refer to the rights and the rights agreement (the notation on outstanding common stock certificates referring to our prior rights agreement will be deemed to refer to the new rights); and

•	a transfer of shares of common stock will also constitute the transfer of the rights associated with the transferred shares of common stock.

As soon as practicable after we have notified the rights agent of the occurrence of the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on the distribution date. Afterwards, the separate right certificates alone will evidence the rights.

     The rights are not exercisable until the distribution date. The rights will expire on March 5, 2009 unless we redeem or exchange the rights before the expiration date.

     The exercise price payable, and the number of shares of rights preferred stock or other securities or property issuable, upon exercise of the rights may be adjusted to prevent dilution in certain circumstances specified in the rights agreement, such as payment of a stock dividend on our common stock or a subdivision, combination or reclassification of our voting stock.

     If any person or group becomes an acquiring person, each holder of a right (other than rights beneficially owned by the acquiring person, which become void) will have the right to receive, upon exercise and payment of the then current exercise price, in lieu of our rights preferred stock, that number of shares of common stock or special common stock, as the case may be, having a market value of two times the exercise price.

     If, after a person or group has become an acquiring person, we are acquired in a merger or other business combination transaction, or 50% or more of our consolidated assets or earning power are sold, we are required to make proper provision so that each holder of a right (other than the acquiring person, whose rights will become void) will afterwards have the right to receive, upon exercise at the then current exercise price, that number of shares of common stock of the person with whom we have engaged in the acquisition transaction (or its parent) which at the time of the transaction has a market value of two times the exercise price.

     At any time after any person or group becomes an acquiring person, our board of directors may exchange the rights (other than rights owned by the acquiring person, which become void) in whole or in part for shares of common stock or special common stock at an exchange ratio of one share of common stock or special common stock per right, as appropriately adjusted for changes in the common stock or special common stock after the date of the rights agreement.

     We will not issue any fractional shares of rights preferred stock, except for fractions which are integral multiples of one-hundredth of a share, which may, at our election, be evidenced by depositary receipts. Instead of any other fractional interest, we will make an adjustment in cash based on the market price of the rights preferred stock.

     At any time prior to the earlier of the expiration date of the rights or ten days after a person or group becomes an acquiring person (or any later date determined by our board of directors), our board of directors may redeem the rights in whole, but not in part, at a redemption price of $.005 per right, subject to adjustment. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and holders of rights will only have a right to receive the redemption price. We may amend the rights to the extent and on the conditions set out in the rights agreement. Until a right is exercised, the holder of the right, as such, will have no rights as a stockholder of KB Home, including, without limitation, the right to vote or to receive dividends.

     The rights will make it more difficult to acquire KB Home without the approval of our board of directors. The rights will cause substantial dilution to a person or group that attempts to acquire KB Home without conditioning their offer on substantially all the rights being acquired. The rights will not interfere with any merger or other business combination approved by our board of directors, which may, at its option, at any time before a person or group becoming an acquiring person, redeem the then outstanding rights.

Additional Provisions of Our Certificate of Incorporation

     Our certificate of incorporation contains “fair price” provisions. These fair price provisions are intended to protect our stockholders from certain possible pricing abuses in connection with, among other things, unsolicited attempts to gain control of KB Home. Under these provisions, if a related person (defined below) wishes to engage in a merger or certain other corporate transactions with us, the transaction must either:

•	be approved by at least 80% of the outstanding shares of our voting stock held by persons other than the related person;

•	be approved by at least two-thirds of our continuing directors (as defined below); or

•	satisfy certain “fair price” criteria discussed below.

     A “related person” is any person that, together with its “affiliates” and “associates” (as defined in our certificate of incorporation), beneficially owns in the aggregate 20% or more of our outstanding voting stock, and any affiliate or associate of that person. However, a related person does not include:

•	any person whose acquisition of that aggregate percentage of our voting stock was approved in advance by at least two-thirds of our continuing directors,

•	any fiduciary of any of our employee benefit plans; or

•	a specifically designated corporation formerly affiliated with us or any of our affiliates or associates.

     The “fair price” provisions are satisfied if, in general, holders of our outstanding voting stock receive consideration per share in the merger or other transaction at least equal to the highest price the related person paid in acquiring our stock, as determined by two-thirds of our continuing directors.

     The term “continuing director” means a director of KB Home who was a member of our board of directors immediately before a related person involved in the applicable merger or other corporate transaction became a related person.

     We have also adopted certain defensive measures, including classifying our board of directors into three classes of directors, requiring a supermajority vote of our stockholders to effect certain amendments to our certificate of incorporation and bylaws, restricting stockholders’ ability to call special meetings of stockholders, implementing our shareholder rights plan and amending our certificate of incorporation to provide that Section 203 of the Delaware General Corporation Law shall apply to KB Home. In addition, our certificate of incorporation prohibits stockholder action by written consent.

     These defensive measures could require a potential acquiror of KB Home to pay a higher price than might otherwise be the case or to obtain the approval of a larger percentage of our stockholders than might otherwise be the case. These measures may also discourage a proxy contest or make it more difficult to complete a merger involving KB Home, or a tender offer, open-market purchase program or other purchase of our shares, in circumstances that would give our stockholders the opportunity to realize a premium over the then-prevailing market prices for their shares.

Section 203 of the Delaware General Corporation Law

     As a Delaware corporation, we are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Under Section 203, if a person or group acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested stockholder”) without prior board approval, the interested stockholder may not, for a period of three years, engage in a wide range of business combination transactions with the corporation. However, this restriction does not apply to a person who becomes an interested stockholder in a transaction resulting in the interested stockholder owning at least 85% of the corporation’s voting stock (excluding from the outstanding shares, shares held by officers, directors or pursuant to employee stock plans without confidential tender offer decisions), or to a business combination approved by the board of directors and authorized by the affirmative vote of a least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. In addition, Section 203 does not apply to certain business combinations proposed subsequent to the public announcement of specified business combination transactions which are not opposed by the board of directors.

Transfer Agent

     The transfer agent and registrar for our common stock is Mellon Investor Services, L.L.C.

Description of Warrants

     We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Warrants may be issued independently or together with our debt securities, preferred stock, depositary shares or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants.

     The prospectus supplement relating to a particular issue of warrants to issue debt securities, preferred stock, depositary shares or common stock will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities, preferred stock, depositary shares or common stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

•	if applicable, the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	if applicable, the number of shares of preferred stock, common stock or depositary shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Description of Depositary Shares

     We may, at our option, elect to offer depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock as specified in the applicable prospectus supplement. We may offer depositary shares rather than offering fractional shares of preferred stock of any series. Subject to the terms of the applicable deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption and liquidation rights.

     The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts evidencing the depositary shares. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and, if applicable, dividend disbursing agent for the depositary shares. We anticipate that we will enter into a separate deposit agreement for the depositary shares representing fractional interest in preferred stock of each series.

     Holders of depositary receipts will be deemed to agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

     The following is a summary of selected terms of the depositary shares and the related depositary receipts and deposit agreement. The deposit agreement, the depositary receipts, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that have been, or will be, filed with the SEC will set forth all of the terms relating to each issue of depositary shares. To the extent that any particular terms of any depositary shares or the related depositary receipts or deposit agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by the applicable terms described in that prospectus supplement. The following summary of selected provisions of the depositary shares and the related depositary receipts and deposit agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the applicable depositary receipts and deposit agreement, including terms defined in those documents.

     Immediately following our issuance of shares of a series of preferred stock that will be offered as depositary shares, we will deposit the shares of preferred stock with the applicable depositary, which will then issue and deliver the depositary receipts. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Dividends

     The depositary will distribute all cash dividends or other cash distributions received relating to the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the securities or property and distributing the net proceeds to the holders.

     The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.

Liquidation Preference

     In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

     If the series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not less than 35 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable per share for the applicable series of preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or ratably as the depositary will decide.

     After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon redemption and any moneys or other property to which the holders of the depositary shares were entitled upon the redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting

     Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts representing the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in a manner consistent with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

     Owners of depositary shares are entitled, upon surrender of depositary receipts at the applicable office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. After the withdrawal of shares of preferred stock as described in the preceding sentence, the holders of those shares of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for those shares of preferred stock.

Amendment and Termination of Deposit Agreement

     The form of depositary receipt evidencing the depositary shares and any provision of the applicable deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution relating to the preferred stock in connection with our liquidation, dissolution or winding up, and that distribution has been made to all the holders of depositary shares.

Charges of Depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares and receipts, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipt, if the charges are not paid.

Reports to Holders

     The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the applicable office of the depositary — and at other places as it thinks is advisable — any reports and communications we deliver to the depositary as the holder of preferred stock.

Liability and Legal Proceedings

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.

Resignation and Removal of Depositary

     The depositary may resign at any time by delivering a notice to us of its election to do so. We may also remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. In addition, the successor depositary must be a bank or trust company having its principal office in the United States of America and must have a combined capital and surplus of at least $150,000,000.

Federal Income Tax Consequences

     Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

•	no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

•	the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

•	the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which the person owned the depositary shares.

Description of the Stock Purchase Contracts and Stock Purchase Units

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as “stock purchase contracts.” The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred stock, depositary shares, debt obligations of third parties, including U.S. Treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, which may secure the holders’ obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner, and in some circumstances we may deliver newly issued prepaid common stock purchase contracts, which are referred to as “prepaid securities”, upon release to a holder of any collateral securing that holder’s obligations under the original purchase contract. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or prefunded on some basis.

     The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units and, if applicable, prepaid securities. This description is not complete and the description in the prospectus supplement will not necessarily be complete, and reference is made to the stock purchase contracts, and, if applicable, collateral or depositary agreements, relating to the stock purchase contracts or stock purchase units. If any particular terms of the stock purchase contracts or stock purchase units described in a prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed to have been superseded by that prospectus supplement. Selected United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts may also be discussed in the applicable prospectus supplement.

Plan of Distribution

     We may sell the securities:

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

The securities may be sold in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

     We will describe in a prospectus supplement the particular terms of the offering of the securities, including the following:

•	the names of any underwriters or agents;

•	the purchase price and the proceeds we will receive from the sale;

•	any discounts and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the applicable securities may be listed; and

•	any other information we think is important.

     If we use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

     The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

     We may sell securities through agents or dealers designated by us. Any agent or dealer involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent or dealer will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase securities from us as principal and may resell those securities at varying prices to be determined by the dealer.

     We also may sell securities directly. In this case, no underwriters or agents would be involved.

     Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

     We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

     In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of such securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

     Some or all of the securities may be new issues of securities with no established trading market. Any underwriter to which securities are sold by us for public offering and sale may make a market in such securities, but will not be obligated to do so, and may discontinue any market making at any time without notice. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

Legal Matters

     Munger, Tolles & Olson LLP, our outside counsel, will issue to us an opinion about the validity of the offered securities. Sidley Austin Brown & Wood LLP, San Francisco, California, will act as counsel for any underwriters or agents. Sidley Austin Brown & Wood, a partnership affiliated with Sidley Austin Brown & Wood LLP, represents us in connection with certain other legal matters from time to time.

Experts

     The consolidated financial statements of KB Home appearing in KB Home’s Annual Report on Form 10-K for the year ended November 30, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses, other than underwriting discounts and other expenses associated with offerings of particular securities, in connection with the issuance and distribution of the securities being registered.

SEC registration fee	$172,800
Legal fees	30,000
Accounting fees	11,000
Trustees’ fees	10,000
Printing and engraving expenses	20,000
Blue sky fees and expenses	5,000
Miscellaneous	2,500

Total	$251,300

All amounts are estimated except for the registration fee.

Item 15. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation— a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Article 6(d) of our certificate of incorporation provides that we will indemnify our directors and officers and may indemnify any other employees or agents to the full extent permitted by the Delaware General Corporation Law.

     Article 6(c) of our certificate of incorporation provides that our directors will not be personally liable to KB Home or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors to the full extent permitted by the Delaware General Corporation Law.

     We have purchased directors’ and officers’ liability insurance policies which insure against certain liabilities incurred by our directors and officers.

Item 16. Exhibits.

1.1**	Form of Underwriting Agreement relating to debt securities.

1.2**	Form of Underwriting Agreement relating to common stock.

1.3**	Form of Underwriting Agreement relating to preferred stock.

1.4**	Form of Underwriting Agreement relating to depositary shares.

1.5**	Form of Underwriting Agreement relating to warrants.

1.6**	Form of Underwriting Agreement relating to stock purchase contracts.

1.7**	Form of Underwriting Agreement relating to stock purchase units.

3.1	Amended Certificate of Incorporation (incorporated by reference to KB Home’s Registration Statement No. 33-6471 on Form S-1).

3.2	Amendment to Certificate of Incorporation (incorporated by reference to KB Home’s Registration Statement No. 33-30140 on Form S-1).

4.1	Certificate of Designation of Series A Participating Cumulative Preferred Stock (incorporated by reference to KB Home’s Registration Statement No. 33-30140 on Form S-1).

4.2	Amended Certificate of Designation of Series A Participating Cumulative Preferred Stock (incorporated by reference to KB Home’s Registration Statement No. 001-09195 on Form 8-A12B).

4.3	Certificate of Ownership and Merger effective January 17, 2001 merging KB Home, Inc. into Kaufman and Broad Home Corporation (incorporated by reference to KB Home’s Annual Report on Form 10-K for the fiscal year ended November 30, 2000).

4.4	By-Laws, as amended and restated on January 17, 2001 (incorporated by reference to KB Home’s Annual Report on Form 10-K for the fiscal year ended November 30, 2000).

4.5	Senior Indenture, dated as of October 14, 1997, between KB Home and SunTrust Bank, Atlanta (incorporated by reference to KB Home’s Current Report on Form 8-K filed October 14, 1997).

4.6**	Form of Senior Debt Security.

4.7	Senior Subordinated Indenture, dated as of November 19, 1996, between KB Home and SunTrust Bank, Atlanta (incorporated by reference to KB Home’s Current Report on Form 8-K filed November 19, 1996).

4.8**	Form of Senior Subordinated Debt Security.

4.9	Form of Subordinated Indenture (incorporated by reference to KB Home’s Registration Statement No. 333-14977 on Form S-3).

4.10**	Form of Subordinated Debt Security.

4.11	Form of Certificate for Common Stock (incorporated by reference to KB Home’s Registration Statement No. 333-14977 on Form S-3).

4.12**	Form of Certificate of Designation of Preferred Stock.

4.13**	Form of Certificate for Preferred Stock.

4.14**	Form of Deposit Agreement.

4.15**	Form of Depositary Receipt (to be included as an exhibit to the Depositary Agreement).

4.16**	Form of Purchase Contract Agreement.

4.17**	Form of Pledge Agreement.

4.18	Rights Agreement between KB Home and Mellon Investor Services, L.L.C., as Rights Agent, dated February 4, 1999, (incorporated by reference to KB Home’s Current Report on Form 8-K dated February 4, 1999).

4.19**	Form of Warrant Agreement (including form of warrant certificate).

5.1*	Opinion of Munger, Tolles & Olson LLP as to the legality of securities to be issued.

12*	Statement re: Computation of Consolidated Ratio of Earnings to Fixed Charges of KB Home and of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

23.1	Consent of Ernst & Young LLP.

23.2*	Consent of Munger, Tolles & Olson LLP (included in Exhibit 5.1).

24*	Powers of Attorney.

25.1*	Statement of Eligibility and Qualification of SunTrust Bank, Atlanta, as trustee under the Senior Indenture and the Senior Subordinated Indenture.

25.2**	Statement of Eligibility and Qualification of the Subordinated Indenture Trustee under the Trust Indenture Act (to be filed in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939).

*	Previously filed.
**	To be filed by amendment or incorporated by reference in the event of an offering of the specified securities.

     The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on the 24th day of January, 2002.

KB HOME

By:	/s/ WILLIAM R. HOLLINGER

Name: William R. Hollinger
Title: Senior Vice President and Controller

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Bruce Karatz	Chairman and Chief Executive Officer (Principal Executive Officer)	January 24, 2002

* William R. Hollinger	Senior Vice President and Controller (Principal Financial and Accounting Officer)	January 24, 2002

* Ronald W. Burkle	Director	January 24, 2002

* Henry G. Cisneros	Director	January 24, 2002

* Jane Evans	Director	January 24, 2002

Signature	Title	Date

Dr. Ray R. Irani	Director

Kenneth M. Jastow, II	Director

* James A. Johnson	Director	January 24, 2002

* Dr. Barry Munitz	Director	January 24, 2002

* Guy Nafilyan	Director	January 24, 2002

* Luis G. Nogales	Director	January 24, 2002

* Sanford C. Sigoloff	Director	January 24, 2002

*By:	/s/ KIMBERLY N. KING
Attorney-in-Fact

Exhibit Index

1.1**	Form of Underwriting Agreement relating to debt securities.

1.2**	Form of Underwriting Agreement relating to common stock.

1.3**	Form of Underwriting Agreement relating to preferred stock.

1.4**	Form of Underwriting Agreement relating to depositary shares.

1.5**	Form of Underwriting Agreement relating to warrants.

1.6**	Form of Underwriting Agreement relating to stock purchase contracts.

1.7**	Form of Underwriting Agreement relating to stock purchase units.

3.1	Amended Certificate of Incorporation (incorporated by reference to KB Home’s Registration Statement No. 33-6471 on Form S-1).

3.2	Amendment to Certificate of Incorporation (incorporated by reference to KB Home’s Registration Statement No. 33-30140 on Form S-1).

4.1	Certificate of Designation of Series A Participating Cumulative Preferred Stock (incorporated by reference to KB Home’s Registration Statement No. 33-30140 on Form S-1).

4.2	Amended Certificate of Designation of Series A Participating Cumulative Preferred Stock (incorporated by reference to KB Home’s Registration Statement No. 001-09195 on Form 8-A12B).

4.3	Certificate of Ownership and Merger effective January 17, 2001 merging KB Home, Inc. into Kaufman and Broad Home Corporation (incorporated by reference to KB Home’s Annual Report on Form 10-K for the fiscal year ended November 30, 2000).

4.4	By-Laws, as amended and restated on January 17, 2001 (incorporated by reference to KB Home’s Annual Report on Form 10-K for the fiscal year ended November 30, 2000).

4.5	Senior Indenture, dated as of October 14, 1997, between KB Home and SunTrust Bank, Atlanta (incorporated by reference to KB Home’s Current Report on Form 8-K filed October 14, 1997).

4.6**	Form of Senior Debt Security.

4.7	Senior Subordinated Indenture, dated as of November 19, 1996, between KB Home and SunTrust Bank, Atlanta (incorporated by reference to KB Home’s Current Report on Form 8-K filed November 19, 1996).

4.8*	Form of Senior Subordinated Debt Security.

4.9	Form of Subordinated Indenture (incorporated by reference to KB Home’s Registration Statement No. 333-14977 on Form S-3).

4.10**	Form of Subordinated Debt Security.

4.11	Form of Certificate for Common Stock (incorporated by reference to KB Home’s Registration Statement No. 333-14977 on Form S-3).

4.12**	Form of Certificate of Designation of Preferred Stock.

4.13**	Form of Certificate for Preferred Stock.

4.14**	Form of Deposit Agreement.

4.15**	Form of Depositary Receipt (to be included as an exhibit to the Depositary Agreement)

4.16**	Form of Purchase Contract Agreement.

4.17**	Form of Pledge Agreement.

4.18	Rights Agreement between KB Home and Mellon Investor Services, L.L.C., as Rights Agent, dated February 4, 1999, (incorporated by reference to KB Home’s Current Report on Form 8-K dated February 4, 1999).

4.19**	Form of Warrant Agreement (including form of warrant certificate).

5.1*	Opinion of Munger, Tolles & Olson LLP as to the legality of securities to be issued.

12*	Statement re: Computation of Consolidated Ratio of Earnings to Fixed Charges of KB Home and of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

23.1	Consent of Ernst & Young LLP.

23.2*	Consent of Munger, Tolles & Olson LLP (included in Exhibit 5.1).

24*	Powers of Attorney.

25.1*	Statement of Eligibility and Qualification of SunTrust Bank, Atlanta, as trustee under the Senior Indenture and the Senior Subordinated Indenture.

25.2**	Statement of Eligibility and Qualification of the Subordinated Indenture Trustee under the Trust Indenture Act (to be filed in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939).

*	Previously filed.
**	To be filed by amendment or incorporated by reference in the event of an offering of the specified securities.